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                                                                      EXHIBIT 99



FOR IMMEDIATE RELEASE                                   October 15, 1999
FOR FURTHER INFORMATION PLEASE CONTACT:
RICHARD L. PARK (CFO)
LOCAL FINANCIAL CORPORATION
(405) 841-2298


                      LOCAL FINANCIAL CORPORATION COMPLETES
                   ACQUISITION OF GUTHRIE FEDERAL SAVINGS BANK


         OKLAHOMA CITY - Local Financial Corporation today announced the completion of its acquisition of Guthrie Savings, Inc., which operates Guthrie Federal Savings Bank. Local Financial Corporation is the parent company of Local Oklahoma Bank. Under the terms of the transaction, Local Financial paid $22.25 in cash for each share of Guthrie Savings, Inc.

         Guthrie Federal Savings Bank is a publicly held thrift with total assets of $50 million, deposits of $35 million, and shareholders' equity of $7 million.

         Local Oklahoma's chairman and chief executive officer, Ed Townsend, said, "We are very pleased to complete this acquisition, which will bring our company closer to its goal of becoming a dominant force in Oklahoma's banking industry. Guthrie Federal Savings Bank, like Local Oklahoma, is a solid institution with a long history of service to its customers. We are delighted to welcome the bank's fine staff and many local customers to the Local Oklahoma family."

         Headquartered in Oklahoma City, Local Oklahoma Bank operates 50 branches across the state, with significant presence in Oklahoma City, Tulsa, and Lawton. Local Oklahoma is the third largest commercial bank headquartered in the state with assets of $2.3 billion and deposits in excess of $1.7 billion. Local Oklahoma operates under a national bank charter. Its parent company, Local Financial Corporation trades on the NASDAQ national market under the symbol "LFIN".



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